EXHIBIT 99.1

IVAX DIAGNOSTICS RELEASES FIRST QUARTER RESULTS

Net Revenues Increase 77.3% for the First Quarter Compared to Prior Year

MIAMI—(BUSINESS WIRE)—May 14, 2003—IVAX Diagnostics, Inc. (AMEX:IVD) reported net revenues for the first quarter of 2003 of $4,444,000, compared to $2,506,000 from the same period of the previous year, an increase of 77.3%. The net loss for the first quarter of 2003 was $287,000 compared to a net loss of $714,000 for the first quarter of 2002. Giorgio D’Urso, CEO and President of IVAX Diagnostics said, “We are pleased with our continued trend of increasing revenues and decreasing losses. Comparing our first quarter of 2003 to the fourth quarter of 2002, our net revenues increased to $4,444,000 from $4,315,000 and net loss decreased to $287,000 from $583,000. Both quarters include the full impact of our transaction with Sigma Diagnostics. Consolidated operations were cash flow positive for the first quarter and we believe our financial performance will continue to strengthen. The efficiency of our production continues to improve as we increase the number of kits we manufacture as a result of our sales to customers we acquired in our transaction with Sigma Diagnostics and increases in kit sales related to new instrument placements.” Mr. D’Urso added, “We are continuing to expand our customer base with our extensive product line of autoimmune and infectious disease assays. We believe that we will be well positioned to launch our new PARSECTM System in Europe later this year and expect to be able to launch this proprietary next generation automated diagnostic analyzer in the United States market during 2004. This new and innovative system is designed in a modular format that will allow new diagnostic techniques to be integrated by adding new specialized modules. We believe that the ability to allow different techniques, both existing and future, to coexist in a single system will give us access to a much larger customer base.”

Phillip Frost, M.D., IVAX Diagnostics’ Chairman said, “I am pleased with the continued improvement in our financial results; we believe that this trend will continue and our core business should provide a base from which to expand into new testing sectors in the in vitro diagnostics market. We continue to evaluate selective acquisitions to enhance our growth. We remain committed to creating a major diagnostic company.”

About IVAX Diagnostics, Inc.

IVAX Diagnostics, Inc., headquartered in Miami, Florida, develops, manufactures and markets proprietary diagnostic reagents, instrumentation and software in the United States and Italy through its three subsidiaries: Diamedix Corporation, Delta Biologicals S.r.l. and ImmunoVision, Inc. IVAX Corporation (AMEX:IVX, LSE:IVX.L) owns approximately 73% of IVAX Diagnostics, Inc.

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of IVAX Diagnostics, Inc., including, without limitation: risks and uncertainties regarding the PARSECTM System, including, without limitation, that the PARSECTM System may not be available when or perform as expected, that the PARSECTM System may not allow the integration of new diagnostic techniques; that we may not be successful in our marketing of the PARSECTM System, and that customers may not integrate the PARSECTM System into their operations as readily as expected; that improved financial performance or results may not occur; that the efficiency of IVAX Diagnostics’ production may not increase, the number of instrument placements may not increase, and the number of kits manufactured and sold may not increase; that the customer base of IVAX Diagnostics may not expand; that IVAX Diagnostics may not expand into new testing sectors in the in vitro diagnostics market; that IVAX Diagnostics may not enter into additional strategic transactions or acquisitions; that IVAX Diagnostics may not experience internal or external growth; that the development of its own kits and diagnostic instruments may not provide advantages to IVAX Diagnostics; and that IVAX Diagnostics may not become a major diagnostic company; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risk factors set forth above, investors should consider the economic, competitive, governmental, technological and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

IVAX DIAGNOSTICS, INC.

RESULTS OF OPERATIONS

Period Ended March 31,	Three months
(In thousands, except per share data)	2003	2002
	(Unaudited)
Net revenues	$4,444	$2,506
Cost of sales	2,012	1,249

Gross profit	2,432	1,257

Operating expenses:
Selling	1,285	794
General and administrative	1,164	937
Research and development	347	459

Total operating expenses	2,796	2,090

Loss from operations	(364)	(833)

Other income, net	90	152

Loss from continuing operations before income taxes	(274)	(681)

Provision for income taxes	13	33

Net loss	$(287)	$(714)

BASIC AND DILUTED LOSS PER SHARE:	$(.01)	$(.02)

BASIC AND DILUTED AVERAGE SHARES OUTSTANDING:	27,519	28,636

IVAX DIAGNOSTICS, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	March 31, 2003	December 31, 2002
	(Unaudited)
ASSETS

Current assets	$28,101	$27,178
Property, plant and equipment, net	1,960	1,996
Other assets	8,201	8,249

Total assets	$38,262	$37,423

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$4,374	$3,657
Other long-term liabilities	402	370
Shareholders’ equity	33,486	33,396

Total liabilities and shareholders’ equity	$38,262	$37,423

Contact:	Duane M. Steele
IVAX Diagnostics, Inc.
305-324-2338
www.ivaxdiagnostics.com